Mail Stop 3561


										January 19, 2006




Mr. Rodney C. Sacks
Chairman of the Board and Chief Executive Officer
Hansen Natural Corporation
1010 Railroad Street
Corona, California 92882


		RE:	Hansen Natural Corporation
			Form 10-K for Fiscal Year Ended December 31, 2004 Form 10-Q for Fiscal Quarter Ended September 30,
2005
			Filed March 16, 2005 and November 9, 2005
			File No.  0-18761

Dear Mr. Sacks:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief
??

??

??

??

March 22, 2005
Page 1